As filed with the Securities and Exchange Commission on February 20, 2007
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cimatron Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
11 Gush Etzion St. Givat Shmuel, Israel
(+972) 3 531 2141	5430
(Address of Principal Executive Offices)	(Zip Code)

2004 ISRAELI SHARE OPTION AND RESTRICTED SHARES INCENTIVE PLAN
(Full Title of the Plan)

Cimatron Technologies Inc.
26800 Meadowbrook Road, Suite 113
Novi, MI 48377, U.S.A

(Name and address of agent for service)

(+1) 248 596 9700

(Telephone number, including area code, of agent for service)

Copies to:
David S. Glatt
Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road
Ramat Gan 52506, Israel
+972-3-610-3100

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Ordinary shares, par value NIS 0.1 per share	239,500	(2)	$2.18	(3)	$522,110	(3)	$55.86
Ordinary shares, par value NIS 0.1 per share	189,000	(2)	$1.82	(3)	$343,980	(3)	$36.80
Ordinary shares, par value NIS 0.1 per share	61,500		$1.40	(4)	$86,100	(4)	$9.21
TOTAL	490,000				$952,190		$101.87

(1)	This registration statement shall also cover any additional ordinary shares that become issuable under the 2004 Israeli Share Option and Restricted Share Incentive Plan (the “Plan”) by reason of any stock dividends, stock splits, recapitalization or similar transactions effected without the Registrant’s receipt of consideration, which result in an increase in the number of the Registrant’s outstanding ordinary shares, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents ordinary shares subject to options outstanding under the Plans as of the date of this registration statement.
(3)	Calculated pursuant to Rule 457(h) under the Securities Act. The price per share represents the weighted average exercise price for such outstanding options.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the ordinary shares of Cimatron Ltd. as quoted on the NASDAQ Capital Market on February 16, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information called for in Part I of Form S-8 were sent or given to individuals who participate in the 2004 Israeli Share Option and Restricted Share Incentive Plan (the “Plan”) adopted by Cimatron Ltd. (the “Company” or the “Registrant”), and are not being filed with or included in this Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended on December 31, 2005 filed with the Commission on June 29, 2006;

(b)	The Company’s current reports on Form 6-K furnished to the Commission on August 10, 2006, September 26, 2006, November 15, 2006, November 22, 2006 and January 3, 2007.

(c)	The description of the Company’s ordinary shares set forth in the prospectus dated March 20, 1996 and contained in the Company’s Registration Statement on Form F-1 (File No333-1484), filed with the Commission on February 16, 1996, including any amendment or report filed for the purpose of updating such description.

        In addition to the foregoing, unless otherwise stated herein, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for certifications pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes Oxley Act) and to the extent, if at all, designated therein, certain reports on Form 6-K furnished by us prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Exculpation of Office Holders

        Under the Israeli Companies Law, 5759-1999, referred to as the Companies Law, an Israeli company may not exempt an officer or director (a “Office Holder”) from liability with respect to a breach of his or her duty of loyalty, but may exempt in advance an Office Holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, if its articles of association so provide. Our articles of association allow the board of directors of the Company to resolve to exempt an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, other than breach of such duty of care towards the Company in a distribution (as such term is defined in the Companies Law).

Office Holder Insurance

        Our articles of association provide that we may carry a directors’ and officers’ liability insurance policy, which shall provide for payment of certain liability claims and the related expenses of our directors and officers in connection with threatened, pending, or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the Companies Law, with respect to:

—	a breach of his or her duty of care to us or to any other person;

—	a breach of his or her duty of loyalty to us, provided that the Office Holder acted in good faith and had reasonable cause to assume that the act or omission would not harm our interests;

—	A financial liability imposed upon him in favor of another person by reason of an act or omission of such person in his capacity as an Office Holder.

Indemnification of Office Holders

        Our articles of association provide that we may indemnify and undertake to indemnify an Office Holder against:

—	A financial liability imposed on him or her in favor of another person pursuant to a court judgment, including a compromise judgment, and an arbitration decision approved by a court, by reason of an act or omission done by him in his capacity as an Office Holder; and

—	Reasonable litigations expenses, including attorney’s fees, actually incurred by such Office Holder or imposed on him by a court, in an action, suit or proceeding brought against him by us or on our behalf or by others, or in connection with a criminal action from which he was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent, in each case by reason of an act or omission of such person in his capacity as an Office Holder; and

—	Reasonable litigation expenses, including attorneys’ fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent, in each case by reason of an act or omission of such person in his capacity as an Office Holder.

        Our articles of association also include a provision authorizing the Company to indemnify or undertake in advance to indemnify an office holder in respect of all or part of the office holder’s liability to us for the liabilities and expenses described in the preceding paragraphs, provided that with respect to financial liabilities imposed on him or her in favor of another person pursuant to a court judgment, including a compromise judgment, and an arbitration decision approved by a court, by reason of an act or omission done by him in his capacity as an Office Holder, any advance undertaking to indemnify is limited to those categories of events, and to such amounts and/or criteria, as our board of directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

Limitations on Insurance and Indemnification

        The Companies Law provides that a company may not indemnify an Office Holder nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

—	a breach by the Office Holder of his or her duty of loyalty, unless the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach by the Office Holder of his or her duty of care, if the breach was done intentionally or recklessly (excluding mere negligence);

—	any act or omission done with the intent to derive an illegal personal benefit; or

—	any fine or forfeit levied against the Office Holder as a result of a criminal offense.

        Our shareholders have approved an indemnification of its directors to the maximum extent permitted by our articles of association and exculpation of the directors from all liability for damage resulting from any director’s breach of care towards us, pursuant to the provisions of the our articles of association. We have acquired directors’ and officers’ liability insurance covering our Office Holders for certain claims.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Cimatron Ltd. 2004 Israeli Share Option and Restricted Shares Incentive plan.
5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein
23.1	Consent of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, Independent Registered Public Accounting Firm.
23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by the foregoing paragraphs is contained in periodic reports, filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Givat Shmuel, State of Israel, on this 20th day of February, 2007.

Cimatron Ltd. By: /s/ Danny Haran —————————————— Danny Haran President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Danny Haran and Ilan Erez, and each of them, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rimon Ben-Shaoul —————————————— Rimon Ben-Shaoul	Chairman of the Board of Directors.	February 4, 2007

/s/ Danny Haran —————————————— Danny Haran	President and Chief Executive Officer	February 15, 2007

/s/ Ilan Erez —————————————— Ilan Erez	Chief Financial Officer	February 15, 2007

/s/ Yossi Ben Shalom —————————————— Yossi Ben Shalom	Director	February 4, 2007

/s/ Barak Dotan —————————————— Barak Dotan	Director	February 15, 2007

/s/ Kenny Lalo —————————————— Kenny Lalo	Director	February 4, 2007

/s/ David Golan —————————————— David Golan	Director	January 13, 2007

/s/ Ofra Brown —————————————— Ofra Brown	Director	January 14, 2007

/s/ Rami Entin —————————————— Rami Entin	Director	January 8, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1	Cimatron Ltd. 2004 Israeli Share Option and Restricted Shares Incentive Plan.
5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein
23.1	Consent of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, Independent Registered Public Accounting Firm.
23.2	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page).